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                                                                   Exhibit 4.14

                  SENIOR SUBORDINATED LINE OF CREDIT AGREEMENT


                  SENIOR SUBORDINATED LINE OF CREDIT AGREEMENT, dated as of November 12, 2003, between PANAVISION INC., a Delaware corporation (the "Borrower"), and MACANDREWS & FORBES HOLDINGS INC., a Delaware corporation (the "Lender").

                              W I T N E S S E T H :
                               - - - - - - - - - -

                  WHEREAS, the Borrower has requested the Lender to extend credit on a subordinated unsecured basis in order to enable the Borrower, subject to the terms and conditions of this Agreement, to borrow, on a revolving basis, at any time and from time to time in an aggregate principal amount at any time outstanding not to exceed $10,000,000;

                  WHEREAS, the Lender is willing to make such loans to the Borrower only on the terms and subject to the conditions set forth herein;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

                  SECTION 1. DEFINITIONS

                  1.1. Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings (such definitions to be equally applicable to the singular and plural forms thereof):

                  "Affiliate" of any Person means any Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

                  "Agreement" shall mean this Senior Subordinated Line of Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Applicable Rate" means the sum of (i) the three-month London Interbank Offered Rate published in the Wall Street Journal on the day of the relevant borrowing, provided that if the Wall Street Journal is not published on such day, the Lender shall designate in good faith an alternative source for determining the three-month London Interbank Offered Rate on such day, (ii) the Applicable Margin for Revolving Credit Loans bearing interest at the rate for Eurodollar Loans under (and as each such term is defined in) the Bank Credit Agreement and (iii) 0.5%.
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                  "Available Commitment" means, at any time, an amount equal to the excess, if any, of (a) the Commitment over (b) the aggregate principal amount of all Loans then outstanding.

                  "Bank Commitment" means the Total Revolving Credit Commitments under (and as such term is defined in) the Bank Credit Agreement.

                  "Bank Credit Agreement" means the Credit Agreement, dated as of May 28, 1998, by and among the Borrower, the several banks and other financial institutions from time to time parties thereto, the Arranger named therein, the Documentation Agent named therein, and JPMorgan Chase Bank, as Administrative Agent, as amended, supplemented and otherwise modified through the date hereof and as further amended, supplemented, modified, replaced or refinanced, in whole or in part, from time to time.

                  "Bank Letter of Credit" means a letter of credit issued under the Bank Credit Agreement.

                  "Bank Revolving Loan" means a Revolving Credit Loan made under (and as such term is defined in) the Bank Credit Agreement.

                  "Bankruptcy Law" means Title 11 of the United States Code or any similar Federal or state law for the relief of debtors.

                  "Blocking Period" is defined in Section 7.4 hereof.

                  "Borrower" is defined in the introductory paragraph of this Agreement.

                  "Borrower's Bank Account" is defined in Section 2.2(a) hereof.

                  "Borrowing Amount", "Borrowing Date" and "Borrowing Notice" are each defined in Section 2.2(a) hereof.

                  "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

                  "Commitment" means the obligation of the Lender to make Loans to the Borrower hereunder in an aggregate principal amount at any one time outstanding of up to $10,000,000, as such obligation is reduced from time to time in accordance with Section 2.3 hereof.

                  "Commitment Period" means the period from and including the Effective Date to the Business Day immediately preceding the Termination Date.

                  "Contractual Obligation" means, with respect to any Person, any provision of any material debt security or of any material preferred stock or other equity interest issued by such Person or of any material indenture, mortgage, agreement, guarantee,


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


instrument or undertaking to which such Person is a party or by which it or any of its material property is bound.

                  "Cross Default" of any Person means (a) default in the payment of any amount when due (whether at maturity or by acceleration) on any of its Indebtedness (other than any such default in respect of the Loans) or in the payment of any matured Guarantee Obligation in respect of any Indebtedness of any other Person (except for any such payments on account of any such Indebtedness and Guarantee Obligations in an aggregate principal amount at any one time outstanding of up to $5,000,000) or (b) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (except for any such Indebtedness and Guarantee Obligations in an aggregate principal amount at any one time outstanding of up to $5,000,000) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness (except for any such Indebtedness in an aggregate principal amount at any one time outstanding of up to $5,000,000) to become due or to be required to be redeemed or repurchased prior to its stated maturity. For purposes of this definition, the terms "Indebtedness" and "Guarantee Obligation" shall have the meanings given to them in the Bank Credit Agreement.

                  "Default" means any of the events specified in Section 6.1 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition specifically set forth therein, has been satisfied.

                  "Dollars" and "$" mean dollars in lawful currency of the United States of America.

                  "Effective Date" is defined in Section 5.1 hereof.

                  "Eurodollar Loans" has the meaning set forth in the Bank Credit Agreement.

                  "Event of Default" means any of the events specified in
Section 6.1 hereof, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition specifically set forth therein, has been satisfied.

                  "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, any governmental department, commission, board, bureau, agency or instrumentality, or other court or arbitrator, in each case whether of the United States of America or foreign).

                  "Interest Payment Date" means, as to any Loan, the Termination Date and the date of any prepayment made in respect thereof.

                                       3

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                  "Lender" is defined in the introductory paragraph of this
Agreement.

                  "Loans" is defined in Section 2.1(a) hereof.

                  "Maturity Date" means April 15, 2004.

                  "Obligations" is defined in Section 7.2 hereof.

                  "Person" means an individual, a partnership, a corporation, a business trust, a joint stock company, a limited liability company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of any nature whatsoever.

                  "Refinancing Condition" means (x) the termination or refinancing of the Facilities (as defined in the Bank Credit Agreement) or (y) the reduction of the outstanding Indebtedness (as defined in the Bank Credit Agreement) of the Borrower and its Subsidiaries in amount and in such a manner satisfactory to the Required Lenders (as defined in the Bank Credit Agreement).

                   "Requirement of Law" means, for any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject.

                  "Senior Debt" is defined in Section 7.2 hereof.

                   "Subsidiary" of any Person means a corporation or other entity of which shares of capital stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person; provided that, (a) unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower and (b) unless otherwise qualified, all references to a "wholly-owned Subsidiary" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower of which the Borrower directly or indirectly owns all of the capital stock or other ownership interests (other than directors' qualifying shares).

                  "Termination Date" means the Maturity Date or, if earlier, the date upon which the Commitment shall terminate in accordance with the terms hereof.

                  1.2. Other Definition Provisions.
                       ---------------------------

                       (a) All terms defined in this Agreement shall have such defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.

                       (b) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, subsection, Schedule and Exhibit references contained in this Agreement are references to Sections, subsections, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

                  SECTION 2. AMOUNT AND TERMS OF COMMITMENT

                  2.1. The Commitment.
                       --------------

                       (a) Subject to the terms and conditions hereof, the Lender agrees to make revolving loans ("Loans") in Dollars to the Borrower from time to time during the Commitment Period with an aggregate amount of principal outstanding at any one time not to exceed the amount of the Commitment then in effect; provided, that no Loan shall be made (except a Loan requested pursuant to Section 3.5 hereof) unless, as of the date it is made, the Bank Commitment has been substantially drawn after giving effect to any Bank Revolving Loans to be made, and any Bank Letters of Credit to be issued, under the Bank Credit Agreement substantially concurrently with such Loan.

                       (b) During the Commitment Period, the Borrower may use the Commitment by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

                  2.2. Procedure for Borrowing.
                       -----------------------

                       (a) The Borrower may borrow under the Commitment during the Commitment Period on any Business Day; provided, that the Borrower shall deliver to the Lender a written notice (a "Borrowing Notice") which must (i) specify the date on which such borrowing is to be made (the "Borrowing Date"), the amount to be borrowed from the Lender on such Borrowing Date (the "Borrowing Amount"), and the bank account and other pertinent wire transfer instructions of the Borrower to which such borrowing is to be deposited by the Lender (the "Borrower's Bank Account"), (ii) certify that all applicable conditions to such borrowing hereunder have been satisfied and (iii) be received by the Lender prior to 1:00 P.M., New York City time, one Business Day prior to such Borrowing Date or, in the case of a Loan to be made on the Effective Date, on or before the Borrowing Date.

                       (b) On each Borrowing Date set forth in a Borrowing Notice, the Lender will make a Loan to the Borrower in an amount equal to the lesser of (i) the Borrowing Amount set forth in such Borrowing Notice and (ii) the Available Commitment by making the proceeds thereof available to the Borrower in immediately


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


available funds in Dollars not later than 4:00 p.m., New York City time, on such Borrowing Date to the Borrower's Bank Account.

                  2.3. Voluntary Termination or Reduction of the Commitment. The Borrower shall have the right, in its sole discretion, to terminate the Commitment or, from time to time, to permanently reduce the Commitment during the Commitment Period by delivering to the Lender a written notice specifying such termination or the amount of such reduction. Any termination of or permanent reduction in the Commitment pursuant to this Section 2.3 shall take effect on the date specified in such written notice.

                  2.4. Repayment of Loans; Evidence of Debt.
                       ------------------------------------

                       (a) The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of each Loan on the Termination Date. The Borrower hereby further agrees to pay to the Lender interest on the unpaid principal amount of each Loan from time to time outstanding from the date hereof until payment in full thereof at the rates per annum and in the manner set forth in Section 3.3 hereof.

                       (b) The Lender shall maintain an account evidencing the indebtedness of the Borrower to the Lender resulting from the Loans, including the outstanding principal amount of each Loan, accrued and unpaid interest outstanding in respect thereof and the amount of any sum received by the Lender hereunder from the Borrower in respect of the Loans and the manner in which it was applied. The entries made in such account of the Lender shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Lender to maintain any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans in accordance with the terms of this Agreement.

                  2.5. Use of Proceeds. The Borrower shall use the proceeds of the Loans hereunder to provide working capital for the Borrower and its Subsidiaries and for other general corporate purposes. Such use may include repaying Bank Revolving Loans if the Bank Commitment continues to be substantially drawn after giving effect to such repayment of Bank Revolving Loans, and to any Bank Revolving Loans to be made, and to any Bank Letters of Credit to be issued, under the Bank Credit Agreement substantially concurrently with such repayment.

                  SECTION 3. PROVISIONS RELATING TO THE LOANS

                  3.1. Optional Prepayments. The Borrower may prepay the Loans, in whole or in part, at any time without premium or penalty, provided that any Loan made pursuant to Section 3.5 hereof may not be repaid prior to April 15, 2004. Each such optional prepayment shall be applied first to accrued and unpaid interest on the Loans, and then to the outstanding principal amount of the Loans on a pro rata basis.

                  3.2. Mandatory Prepayments. (a) If, at any time, the aggregate outstanding principal amount of the Loans exceeds the Commitment then in effect, the Borrower shall immediately repay the principal amount of the Loans in an amount equal to such excess.

                       (b) Upon the effective date of any reduction in the Commitment pursuant to Section 2.3 hereof, the Borrower shall prepay on such date the principal amount of the Loans then outstanding in excess of the Commitment after giving effect to such reduction.

                       (c) On the Termination Date, the Commitment shall terminate and the Borrower shall cause all outstanding Loans, together with any interest accrued thereon, to be paid in full.

                  3.3. Interest Rate and Payment Dates.
                       -------------------------------

                       (a) All Loans shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Applicable Rate.

                       (b) If all or a portion of any Loan, any interest payable thereon or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration, as a result of an event requiring a mandatory prepayment or otherwise), then, for so long as such amount remains unpaid, such overdue amount shall bear interest at a rate per annum equal to the Applicable Rate plus 2%.

                       (c) Interest on the outstanding principal amount of each Loan from time to time shall accrue and be payable in arrears in cash on each Interest Payment Date, provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

                       (d) Interest shall be calculated on the basis of a 365 (or 366, as the case may be) day year for the actual days elapsed.

                  3.4. Method of Payments.
                       ------------------

                       (a) All payments (including prepayments) to be made by the Borrower on account of principal, interest, costs and expenses shall be made without set-off, counterclaim, deduction or withholding and shall be made to the Lender at such location or to such account as the Lender may specify to the Borrower, on or prior to 1:00 P.M., New York City time, on the due date thereof, in Dollars and in immediately available funds.

                       (b) If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension.

                  3.5. Refinancing Condition. If the Refinancing Condition has not been satisfied on or before January 30, 2004, the Borrower shall, on such date, request a Loan in an amount equal to the aggregate amount of interest due and payable on February 1, 2004 on the Senior Subordinated Notes (as defined in the Bank Credit Agreement) and the Borrower shall use the proceeds thereof to make such payment of interest on February 1, 2004 on the Senior Subordinated Notes (as defined in the Bank Credit Agreement).

                  SECTION 4. REPRESENTATIONS AND WARRANTIES

                  In order to induce the Lender to enter into this Agreement and to make the Loans hereunder, the Borrower hereby represents and warrants to the Lender that:

                  4.1. Corporate Existence. The Borrower is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

                  4.2. Corporate Power.
                       ---------------

                       (a) The Borrower has the corporate power, authority and legal right to execute, deliver and perform this Agreement and to borrow hereunder, and it has taken as of the Effective Date all necessary corporate action to authorize its borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement.

                       (b) No consent of any other Person (including, without limitation, stockholders or creditors of the Borrower or of any parent entity of the Borrower), and no consent, license, permit, approval or authorization of, exemption by, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement by or against the Borrower, except for any consents, licenses, permits, approvals or authorizations, exemptions, registrations, filings or declarations that have already been obtained and remain in full force and effect.

                       (c) This Agreement has been executed and delivered by a duly authorized officer of the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms except as enforceability may be limited by Bankruptcy Laws or other similar laws affecting creditors' rights generally and except as enforceability may be limited by general principles of equity.

                  4.3. No Legal Bar to Loans. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not violate any Contractual Obligation or material Requirement of Law to which the Borrower or any of its Subsidiaries is a party, or by which the Borrower or any of its Subsidiaries or any of their respective material properties or assets may be bound, and will not result in the creation or imposition of any lien on any of their respective material properties or assets pursuant to the provisions of any such Contractual Obligation.

                  SECTION 5. CONDITIONS PRECEDENT

                  5.1. Conditions to Initial Loan. The obligation of the Lender to make the initial Loan requested to be made by it shall be subject to the satisfaction or waiver by the Lender of the following conditions precedent (the date on which said conditions are satisfied or waived being herein called the "Effective Date"):

                       (a) Agreement. The Lender shall have received this Agreement, executed and delivered by a duly authorized officer of the Borrower.

                       (b) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Lender, and the conditions set forth in Section 5.2 hereof shall have been satisfied or waived by the Lender.

                  5.2. Conditions to Each Loan. The obligation of the Lender to make any Loan requested to be made on any Borrowing Date (including, without limitation, the initial Loan) shall be subject to the satisfaction or waiver by the Lender of the following conditions precedent (provided that Section 5.2(a) hereof shall not apply to any Loan requested pursuant to Section 3.5 hereof):

                       (a) Utilization of the Bank Credit Agreement. As of the Borrowing Date, the Bank Commitment shall have been substantially drawn after giving effect to any Bank Revolving Loans to be made, and any Bank Letters of Credit to be issued, under the Bank Credit Agreement substantially concurrently with such Loan.

                       (b) Credit Availability. The amount of the Loan requested to be made on such Borrowing Date shall not exceed the amount that the Lender is obligated to make in accordance with Section 2.1(a) hereof.

                       (c) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to this Agreement shall be true and correct in all material respects on and as of such Borrowing Date as if made on and as of such date, both before and after giving effect to such Loan and the use of the proceeds thereof.

                       (d) No Event of Default. No Event of Default shall have occurred and be continuing on such Borrowing Date, both before and after giving effect to the Loan requested to be made on such date.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the Borrowing Date thereof that the conditions contained in this Section 5.2 have been satisfied.

                  SECTION 6. EVENTS OF DEFAULT

                  6.1. Events of Default. An "Event of Default" occurs if:

                       (a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within three days after any such interest or other amount becomes due in accordance with the terms hereof; or

                       (b) Any representation or warranty made or deemed made by the Borrower herein or in connection with this Agreement shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

                       (c) The Borrower or any of its Subsidiaries shall Cross Default; or

                       (d) (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under the Bankruptcy Law or any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

                  The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

                  If an Event of Default shall have occurred, (A) if such event is an Event of Default specified in paragraph (d) of this Section 6.1 with respect to the Borrower, automatically the Commitment shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) the Lender may by notice to the Borrower declare the Commitment to be terminated forthwith, whereupon such Commitment shall immediately terminate; and (ii) the Lender may by notice to the Borrower declare the Loans hereunder (with accrued interest thereon) and all other amounts owing by the Borrower under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 6.1, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

                  SECTION 7. SUBORDINATION

                  7.1. General. The Borrower and the Lender agree that the payment of the principal amount of Loans, together with accrued and unpaid interest thereon and any other amount whatsoever from time to time owing hereunder by the Borrower, is subordinated, to the extent and in the manner provided in this Section 7, to the prior payment in full of all Senior Debt (as defined below).

                  The terms and conditions of this Section 7 shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Debt, and such provisions are made for the benefit of the holders of Senior Debt, and such holders are made obligees hereunder and any one or more of them may enforce such provisions.

                  7.2. Senior Debt. For purposes hereof, "Senior Debt" shall mean all Obligations (as defined below) of or owing by the Borrower or any of its subsidiaries under the Bank Credit Agreement or any guaranty, security agreement, note or other financing document referred to in or delivered pursuant to or in connection with the Bank Credit Agreement unless such document, instrument or agreement under which such Obligation arises expressly provides that such Obligation is not senior or superior in right of payment to amounts due in respect of this Agreement. For purposes hereof, "Obligations" shall mean loans, advances, debts, liabilities, obligations, covenants and duties of any kind or nature, present or future, whether absolute or contingent, whether due or to become due, and shall include, without limitation, all principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to any obligor thereon, would accrue on such obligation), fees, charges, expenses, attorneys fees and expenses, indemnities and any other sum chargeable to or payable under the Bank Credit Agreement or any guaranty, security agreement, note or other financing document or referred to in or delivered pursuant to or in connection with the Bank Credit Agreement.

                  7.3. Bankruptcy, Insolvency and Liquidation, Etc.
                       --------------------------------------------

                       (a) In the event of any distribution of assets to creditors in any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Borrower or its creditors, as such, or to its assets, or in the event of any voluntary or involuntary liquidation, dissolution or other winding-up of the Borrower, whether or not involving insolvency or bankruptcy or any assignment for the benefit of creditors or any other marshalling of assets or liabilities of the Borrower, then and in any such event all principal, premium, if any, and interest to the date of payment on, and all other amounts due in respect of, all Senior Debt (including any post-petition interest) shall first be paid in full in cash before any payment or distribution of assets of any kind or character is made, whether in cash, property or securities, on account of principal or interest or any other amount due in respect of this Agreement, and any payment or distribution of any kind or character, whether in cash or property or securities, which but for this Section 7.3 would be payable or deliverable in respect of this Agreement, shall be paid or delivered directly to the holders of such Senior Debt for application in payment thereof, unless and until all principal, premium and interest to the date of payment on and all other amounts due in respect of all such Senior Debt shall have been paid and satisfied in full in cash (including post-petition interest); provided, however, that nothing contained in this paragraph (a) shall contravene any final order of a court of competent jurisdiction in a reorganization proceeding to the extent that such order expressly considers the subordination provisions contained in this paragraph (a) and determines the relative rights of the Lender and the holders of Senior Debt with respect to the payment or delivery of cash, securities or other property of the Borrower.

                       (b) In the event that the Lender shall have received any payment or distribution of any assets of any kind or character, whether in cash or property or securities, prohibited by the provisions of this Section 7, then and in any such event, such payment or distribution shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of assets for application to the payment in full in cash of all Senior Debt remaining unpaid to the extent necessary to pay all Senior Debt in full.

                       (c) Upon the maturity of any Senior Debt by lapse of time, acceleration or otherwise, all principal thereof and interest thereon then due, and all other amounts then due in respect thereof, shall first be paid in full in cash before any payment is made on account of principal of and interest on Loans under, or any other amount due in respect of, this Agreement.

                       (d) In the event that any Loan shall become due and payable before its expressed maturity for any reason (and the provisions of the foregoing paragraph (a) or the following paragraph (e) of this Section 7.3 are not applicable), the Lender shall not be entitled to, and the Borrower shall not make, any such payment or prepayment of such Loan unless and until there shall first have been paid in full, including interest to the date of payment, in cash, all Senior Debt due and payable at such time (whether or not an event of default has occurred under the Senior Debt or the maturity of such Senior Debt has been declared due and payable prior to the date on which it otherwise would have become due and payable) and the Lender agrees not to seek payment of the Loans by any remedy allowed at law or at equity so long as any Senior Debt remains due and payable.

                       (e) In the event that, notwithstanding the foregoing, the Borrower shall make any payment to the Lender prohibited by the foregoing provisions, then and in such event such payment shall be paid over and delivered forthwith to the holders of Senior Debt to the extent necessary to pay the amounts then due and payable (if any) on the Senior Debt.

                  7.4. Senior Debt Default. In the event that any default shall occur and be continuing with respect to any Senior Debt that permits (or with notice or lapse of time or both, would permit) the holders of such Senior Debt to declare such Senior Debt due and payable prior to the date on which it otherwise would be due and payable, unless payment in full shall have first been made on all principal of, premium, if any, and interest on, and all other amounts due and payable in respect of the Senior Debt, the Borrower shall not make any payment on or with respect to Loans under this Agreement during any period:

                       (i) in which a default exists with respect to the payment of any interest, premium or principal due on or with respect to any Senior Debt; or

                       (ii) of 90 days after written notice shall have been given to the Borrower of any such default during which there has been no acceleration of the Senior Debt (a "Blocking Period"), provided that only one such Blocking Period shall occur pursuant to this
                              Section 7 in any consecutive 12 months;

provided that upon the cure or waiver of the default or, in the case of clause
(ii) above, upon expiration of the Blocking Period, the Lender shall be entitled to receive payment of all payments due under this Agreement which had been suspended during such period if this Section 7 otherwise permits payment at that time.

                  In the event that, notwithstanding the foregoing, the Borrower shall make any payment to the Lender under this Agreement prohibited by the foregoing provisions, then and in such event such payment shall be paid over and delivered forthwith to the holders of Senior Debt to the extent necessary to pay the amounts then due and payable (if any) on the Senior Debt.

                  7.5. Senior Subordinated Notes. All amounts due in respect of this Agreement shall rank pari passu in right of payment with the Senior Subordinated Notes (as defined in the Bank Credit Agreement).

                  SECTION 8. MISCELLANEOUS

                  8.1. Amendments and Waivers. This Agreement shall not be amended, supplemented or otherwise modified, except by written instrument which has been duly executed and delivered by each party hereto. In the case of any waiver of the terms hereof, the parties to this Agreement shall be restored to their former positions and rights hereunder, and any Default or any Event of Default waived shall, to the extent provided in such waiver, be deemed to be cured and not continuing; but, no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

                  8.2. Notices. All notices, consents, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of telecopy or electronic mail notice, when sent and receipt has been confirmed, addressed as follows (or to such other address as may be hereafter notified by any of the respective parties hereto):

                  Borrower:                          Panavision Inc.
                                                     6219 DeSoto Avenue
                                                     Woodland Hills, CA  91367
                                                     Attention:   Bobby Jenkins
                                                                  Executive Vice President and
                                                                  Chief Financial Officer
                                                     Telecopy:    (818) 316-1130
                                                     E-mail:      bobby_jenkins@panavision.com

                  With a copy to:                    Panavision Inc.
                                                     6219 DeSoto Avenue
                                                     Woodland Hills, CA  91367
                                                     Attention:   Eric Golden
                                                                  Executive Vice President
                                                                  and General Counsel
                                                     Telecopy:    (818) 316-1120
                                                     E-mail:      eric_golden@panavision.com

                  Lender:                            MacAndrews & Forbes Holdings Inc.
                                                     35 East 62nd Street
                                                     New York, New York 10021
                                                     Attention:   General Counsel
                                                     Telecopy:    (212) 572-5056
                                                     Email:       bschwartz@mafgrp.com

provided that any notice, request or demand to or upon the Lender pursuant to Sections 2 and 3 shall not be effective until received.

                  8.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                  8.4. Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

                  8.5. Payment of Expenses; General Indemnity. The Borrower agrees (a) to pay or reimburse the Lender for all of its reasonable out-of-pocket attorneys' fees and expenses incurred in connection with the preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, (b) to pay or reimburse the Lender for all its reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred in connection with the enforcement or preservation of any rights under this Agreement and any such other documents, (c) to pay, indemnify, and to hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay caused by the Borrower in paying, stamp, excise and other similar taxes, if any, if legal, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement and any such other documents, and (d) to pay, indemnify, and hold harmless the Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees and expenses) with respect to the execution, delivery, consummation, enforcement, performance and administration of this Agreement and any such other documents (all of the foregoing, collectively, the "indemnified liabilities"); provided that the Borrower shall have no obligation hereunder with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Lender, (ii) legal proceedings commenced against the Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such or (iii) amounts of the types referred to in clauses (a) through (c) above except as provided therein. The agreements in this Section 8.5 shall survive the termination of the Commitment and the repayment of the Loans and all other amounts payable hereunder.

                  8.6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and permitted assigns and, except as set forth below, neither the Borrower nor the Lender may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. This Agreement, or the Lender's obligations hereunder, may be assigned, delegated or transferred, in whole or in part, by the Lender to any Affiliate of the Lender over which the Lender or its Affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights provided any such assignee assumes the obligations of the Lender hereunder and agrees in writing to be bound by the terms of this Agreement in the same manner as the Lender. Notwithstanding the foregoing, no such assignment shall relieve the Lender of its obligations hereunder if such assignee fails to perform such obligations. Without complying with the provisions of this Section 8.6, the Lender may satisfy its obligations under Sections 2.1 or 2.2 hereof by causing an Affiliate of the Lender to satisfy its obligations under such Sections.

                  8.7. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                  8.8. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  8.9. Integration. This Agreement represents the agreement of the Borrower and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender for the benefit of the Borrower relative to the subject matter hereof not expressly set forth or referred to herein.

                  8.10. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                  8.11. Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

                       (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                       (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                       (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 8.2 or at such other address of which the Lender shall have been notified pursuant thereto;

                       (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                       (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

                  8.12. WAIVERS OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

                   Remainder of page intentionally left blank.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                           PANAVISION INC.


                           By:  /S/BOBBY G. JENKINS
                               --------------------
                                Name:  BOBBY G. JENKINS
                                Title: EXECUTIVE VICE PRESIDENT AND CHIEF
                                       FINANCIAL OFFICER



                           MACANDREWS & FORBES HOLDINGS INC.


                           By:  /S/TODD J. SLOTKIN
                               -------------------
                                Name:  TODD J. SLOTKIN
                                Title: EXECUTIVE VICE PRESIDENT AND CHIEF
                                       FINANCIAL OFFICER

                           :

===============================================================================







                                PANAVISION INC.,
                                   AS BORROWER




                            ------------------------

                                   $10,000,000

                  SENIOR SUBORDINATED LINE OF CREDIT AGREEMENT

                          Dated as of November 12, 2003

                           --------------------------





                       MACANDREWS & FORBES HOLDINGS INC.,

                                    AS LENDER







===============================================================================

                                TABLE OF CONTENTS
                                -----------------

                                                                                                       Page
                                                                                                       ----

SECTION 1. DEFINITIONS...................................................................................1
         1.1.       Defined Terms........................................................................1
         1.2.       Other Definition Provisions..........................................................5

SECTION 2. AMOUNT AND TERMS OF COMMITMENT................................................................5
         2.1.       The Commitment.......................................................................5
         2.2.       Procedure for Borrowing..............................................................5
         2.3.       Voluntary Termination or Reduction of the Commitment.................................6
         2.4.       Repayment of Loans; Evidence of Debt.................................................6
         2.5.       Use of Proceeds......................................................................6

SECTION 3. PROVISIONS RELATING TO THE LOANS..............................................................6
         3.1.       Optional Prepayments.................................................................6
         3.2.       Mandatory Prepayments................................................................7
         3.3.       Interest Rate and Payment Dates......................................................7
         3.4.       Method of Payments...................................................................7
         3.5.       Refinancing Condition................................................................8

SECTION 4. REPRESENTATIONS AND WARRANTIES................................................................8
         4.1.       Corporate Existence..................................................................8
         4.2.       Corporate Power......................................................................8
         4.3.       No Legal Bar to Loans................................................................8

SECTION 5. CONDITIONS PRECEDENT..........................................................................9
         5.1.       Conditions to Initial Loan...........................................................9
         5.2.       Conditions to Each Loan..............................................................9

SECTION 6. EVENTS OF DEFAULT............................................................................10
         6.1.       Events of Default...................................................................10

SECTION 7. SUBORDINATION................................................................................11
         7.1.       General.............................................................................11
         7.2.       Senior Debt.........................................................................11
         7.3.       Bankruptcy, Insolvency and Liquidation, Etc.........................................11
         7.4.       Senior Debt Default.................................................................13
         7.5.       Senior Subordinated Notes...........................................................13

SECTION 8. MISCELLANEOUS................................................................................13
         8.1.       Amendments and Waivers..............................................................13
         8.2.       Notices.............................................................................14
         8.3.       No Waiver; Cumulative Remedies......................................................14
         8.4.       Survival of Representations and Warranties..........................................15
         8.5.       Payment of Expenses; General Indemnity..............................................15

                                                                                                       Page
                                                                                                       ----

         8.6.       Successors and Assigns..............................................................15
         8.7.       Counterparts........................................................................16
         8.8.       Severability........................................................................16
         8.9.       Integration.........................................................................16
         8.10.      GOVERNING LAW.......................................................................16
         8.11.      Submission To Jurisdiction; Waivers.................................................16
         8.12.      WAIVERS OF JURY TRIAL...............................................................17





                                       ii